Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Second Quarter 2017 Financial Results

Announces Second Quarter 2017 Investment Activity of $588.2 Million and

Year-to-Date Investment Activity of $836.5 Million

Second Quarter Highlights:

•	Reported second quarter 2017 total revenue of $76.6 million, up 43.9% year-over-year.

•	Generated second quarter net income per share and OP unit of $0.06 on a fully diluted basis, compared to $0.05 per share and OP unit on a fully diluted basis for the same period last year.

•	Generated second quarter normalized funds from operations (FFO) of $0.24 per share and OP unit on a fully diluted basis, up 9.1% year-over-year.

•	Completed second quarter investments of approximately $588.2 million, which included 13 healthcare facilities, totaling 1,284,276 leasable square feet.

•	Declared a quarterly dividend of $0.23 per share and OP unit for the second quarter 2017, representing an increase of $0.005 relative to the previous quarter, paid July 18, 2017.

•	Portfolio was 96.3% leased based on square footage as of June 30, 2017.

•	Increased gross leasable square footage by 10.6% in the second quarter 2017 to 12,596,009 square feet from 11,391,821 as of March 31, 2017.

•	Same-Store Cash Net Operating Income (NOI) growth was 1.0% year over year.

Subsequent Events Highlights:

•	Raised $391.0 million of net equity proceeds from the follow-on public offering of 20,000,000 common shares on July 5, 2017, at a price of $20.40 per share.

Milwaukee, WI - August 3, 2017 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the second quarter ended June 30, 2017.

“We completed another very successful quarter of growth, continuing our long-term strategy of partnering directly with high quality health systems and high quality physician groups. We acquire their mission critical on- and off-campus medical office facilities in a manner that provides needed capital to them for growth and execution of their missions, while providing long-term value to our shareholders,” said John T. Thomas, President and CEO of Physicians Realty Trust. “The transactions we completed directly and indirectly with Baylor Scott & White Health, Ascension Health, and Catholic Health Initiatives, and the announced and pending Northside Hospital transaction, demonstrate the strength of our relationships with these great healthcare systems and our belief that when health systems and other providers have the option to choose a trusted real estate capital and operating partner, they often will choose Physicians Realty Trust,” said Thomas. “Investors from around the world are increasingly recognizing what we have believed for years, which is that the medical office space is not just the most attractive asset class for resiliency and long-term cash flow in healthcare real estate, but across all classes of real estate. As values have increased, we believe our strategy of partnering with the best providers and helping them to address their real estate capital needs will help us acquire attractive, off-market, on- and off-campus medical office facilities which will enhance the quality of our portfolio and maintain our track record of making accretive investment decisions for our shareholders,” Mr. Thomas concluded.

Second Quarter Financial Results

Total revenue for the second quarter ended June 30, 2017 was $76.6 million, an increase of 43.9% from the same period in 2016. As of June 30, 2017, the portfolio was 96.3% leased. On a pro forma basis, if all of the 2017 second quarter acquisitions occurred on the first day of the quarter, total quarterly revenue would have increased by an additional $11.2 million, to a pro forma total of $87.8 million.

Total expenses for the second quarter 2017 were $71.6 million, an increase of 55.5% from the same period in 2016. The increase in expenses was primarily the result of an $8.3 million increase in depreciation and amortization, a $6.7 million increase in operating expenses, and a $7.2 million increase in interest expense.

Net income for the second quarter 2017 grew to $10.3 million, compared to net income of $7.2 million for the second quarter 2016, an increase of 43.8%.

Net income attributable to common shareholders for the second quarter 2017 was $9.7 million. Diluted earnings per share was $0.06 based on 161.0 million weighted average shares and OP units outstanding.

Funds from operations (FFO) for the second quarter 2017 consisted of net income, less $0.2 million of net income attributable to noncontrolling interests for partially owned properties, plus $28.1 million of depreciation and amortization, less $0.1 million of depreciation and amortization expense for partially owned properties, less $0.2 million of preferred distributions, less $5.3 million of gain on sale of investment property, resulting in $0.20 per diluted share. Normalized FFO, which adjusts for $5.2 million of acquisition expenses, was $37.9 million, or $0.24 per diluted share.

Normalized funds available for distribution (FAD) for the second quarter 2017, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases, amortization of lease inducements, amortization of deferred financing fees, recurring capital expenditures, and seller master lease and rent abatement payments, was $34.2 million for the second quarter 2017.

Our same-store portfolio, which includes 156 properties representing approximately 48.5% of our net leasable square footage, generated year-over-year Same-Store NOI growth of 1.0% for the second quarter 2017. As previously disclosed, the tenant of the Company’s Trios Health Kennewick MOB stopped paying rent for the quarter ended June 30, 2017. If adjusted to exclude the Kennewick MOB, year-over-year Same-Store NOI growth would total 3.5%.

Assets Slated for Disposition

We consider six properties, representing 260,131 square feet of gross leasable area, to be slated for disposition as of June 30, 2017. These assets consist of five assets affiliated with Foundation Healthcare, Inc. (OTC: FDNH) (“Foundation Healthcare”) and one medical office building in Michigan from our legacy portfolio which is currently subject to an executed purchase and sale agreement.

Each of the five Foundation Healthcare assets has operated continuously during 2017, resulting in the successful collection of rent on a monthly basis from various tenants and subtenants at each respective property. These collections include the collection of full contractual rent for four consecutive months at a surgical hospital located in El Paso, Texas and the agreement to repay the majority of past-due rent and expenses at two San Antonio, Texas properties, which have paid rent for every month of 2017. While the Foundation Healthcare medical office building located in Oklahoma City, Oklahoma is no longer subject to an executed purchase and sale agreement, we have entered into a ten year, absolute net lease for this facility, and the asset remains slated for disposition as of June 30, 2017.

While we cannot make any assurance that any or all of the Foundation Healthcare assets will be sold, we continue to receive interest from various parties in acquiring each respective asset, and have determined that no further reserves for prior uncollected revenue are required at this time, nor are any impairments to the book value of these assets required as of June 30, 2017.

Other Recent Events

Dividend Paid

On June 12, 2017, our Board of Trustees authorized and declared an increased cash distribution of $0.23 per common share and OP Unit for the quarterly period ended June 30, 2017, an increase of $0.005 per common share and OP Unit over the previous quarter. The distribution was paid on July 18, 2017 to common shareholders and OP Unit holders of record as of the close of business on July 3, 2017.

Second Quarter Investment Activity

In the quarter ended June 30, 2017, the Company completed property acquisitions representing an aggregate of 1,284,276 net leasable square feet for an aggregate purchase price of approximately $581.9 million. Total investment activity for the quarter was approximately $588.2 million.

Since our June 28, 2017 press release and through June 30, 2017, the Company completed acquisitions containing an aggregate of 1,223,436 net rentable square feet for $562.3 million. Certain of these investments are described below.

2017 CHI Portfolio - Tranche 1 - The Company's operating partnership entered into two separate purchase and sale agreements with certain subsidiaries and affiliates of Catholic Health Initiatives ("CHI") to acquire 13 medical office facilities located in six states, comprising approximately 676,745 net leasable square feet for an aggregate purchase price of approximately $157.1 million, subject to closing prorations and other adjustments (the "2017 CHI Portfolio"). The 2017 CHI Portfolio is 98.8% leased and the weighted average lease term remaining is 9.3 years. On June 29, 2017, the Company closed on the acquisition of eight medical office buildings totaling 492,338 square feet located in Arkansas, Minnesota, North Dakota, Nebraska, Tennessee, and Texas for a purchase price of $124.2 million (“Tranche 1”). The 2017 CHI Portfolio is expected to produce an unlevered yield of approximately 6.8%.

St. Vincent Carmel Women’s Center - On June 29, 2017, the Company closed the acquisition of an 85,847 square foot medical office facility in Carmel, Indiana, for a purchase price of approximately $33.1 million. This multi-tenant facility is 87% leased with 73% occupied by St. Vincent Health for a remaining term of approximately 6 years.

St. Vincent Fishers Medical Center - On June 29, 2017, the Company closed the acquisition of a 120,158 square foot medical office facility in Fishers, Indiana, for a purchase price of approximately $60.8 million. This multi-tenant facility is 100% leased with 86% occupied by various 10-year St. Vincent Health leases. These medical office buildings were acquired from St. Vincent upon exercise of its rights of first refusal in connection with the sale of the Duke Realty Healthcare portfolio.

The first year unlevered yield on the St. Vincent investments described above is expected to be approximately 4.7%.

Baylor Charles A. Sammons Cancer Center - On June 30, 2017 the Company closed the acquisition of a 458,396 square foot medical office facility in Dallas, Texas, for a purchase price of approximately $290.0 million. This multi-tenant facility is 95% leased with 40% occupied by U.S. Oncology (McKesson) and 55% occupied by Baylor Health Care. This 10-story medical office building was built in 2011 and has 8.6 years remaining on the in-place leases. This property was acquired from BCC Cancer Center Venture, L.P. upon exercise of its rights of first refusal in connection with the sale of the Duke Realty Healthcare portfolio. The first year unlevered yield on this investment is expected to be approximately 4.7%.

Orthopedic & Sports Institute of the Fox Valley - On June 30, 2017 the Company closed the acquisition of a 66,697 square foot medical office facility in Appleton, Wisconsin, for a purchase price of approximately $27.9 million. This facility is 100% leased by a group of physicians under NOVO Health. The facility includes a 4-operating room surgery center, and imaging center with MRI, physical therapy, and an extended-stay recovery facility. The first year unlevered yield on this investment is expected to be approximately 6.5%.

On April 7, 2017, we sold four medical office buildings, representing an aggregate 80,292 square feet, in Georgia for approximately $18.2 million and recognized a gain on the sale of approximately $5.3 million.

Pending Acquisitions

As of the date of this press release, we have entered into definitive agreements, made directly or indirectly through subsidiaries of our Operating Partnership, to acquire 8 healthcare properties in 6 states, comprising approximately 763,554 net leasable square feet, for an aggregate purchase price of approximately $280.2 million (the “Pending Acquisitions”).

The Pending Acquisitions include the previously announced acquisition of two multi-tenant properties affiliated with Northside Hospital in Atlanta, Georgia, comprising approximately 466,151 net leasable square feet for a purchase price of $194.0 million (the “Northside MOBs”). The Northside MOBs are 98.4% leased and the weighted average lease term, including new extensions negotiated directly with Northside Hospital, is 8.6 years, with 302,204 square feet leased to Northside Hospital. One of the two Northside MOBs, comprising 363,174 square feet, is considered to be on-campus, while the other is off-campus in a strategically important location with attractive demographics. Northside Hospital also granted to our Company certain development rights as part of the transaction. The acquisition of the Northside MOBs is expected to be completed in the third quarter of 2017.

Five buildings within the Pending Acquisitions are to be purchased from affiliates of CHI and are part of the 2017 CHI Portfolio ("Tranche 2"). The Tranche 2 properties, located in Arkansas, Minnesota, Nebraska, and Texas, comprise approximately 184,407 net leasable square feet, for an aggregate purchase price of approximately $32.9 million, and are subject to the satisfaction of certain conditions to closing, including receipt of approval of the Catholic Health Care Federation (“CHCF”). If CHCF does not approve of the sale of these properties, the applicable purchase and sale agreement will terminate with respect to those properties and we will receive a refund of amounts previously deposited. Assuming the satisfaction or waiver of all other outstanding contingencies, the closing of these properties is anticipated to occur promptly following the date on which approval of CHCF is obtained, or at such other times as the parties may agree, which is anticipated to occur in the third quarter of 2017.

Each of the Pending Acquisitions are subject to customary closing conditions, and there can be no assurance we will complete any of these transactions or acquire any of these buildings.

2017 Acquisition Guidance

The Company expects to close between $1.2 billion and $1.4 billion of total real estate investments in 2017, subject to favorable capital market conditions. This guidance is inclusive of any acquisitions previously announced, including those detailed in the “Second Quarter Investment Activity” portion of this press release.

Conference Call Information

The Company has scheduled a conference call on Thursday, August 3, 2017, at 2:00 p.m. ET to discuss its financial performance and operating results for the second quarter ended June 30, 2017. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Second Quarter Earnings Call or passcode 13663964. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning August 3, 2017, at 5:00 p.m. ET until August 24, 2017, at 11:59 p.m. ET, by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International); passcode: 13663964. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. Beginning August 3, 2017, the Company’s supplemental information package for the second quarter 2017 will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of June 30, 2017, owned approximately 96.7% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, “continue”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by the Company with the Commission on February 24, 2017 and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed by the Company with the Commission on May 5, 2017.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Rental revenues	$58,015	$42,196	$117,107	$77,051
Expense recoveries	16,108	9,552	32,462	17,455
Interest income on real estate loans and other	2,476	1,468	3,696	2,844
Total revenues	76,599	53,216	153,265	97,350
Expenses:
Interest expense	11,472	4,279	21,287	8,476
General and administrative	6,249	4,926	10,985	9,047
Operating expenses	20,519	13,798	42,608	24,835
Depreciation and amortization	28,123	19,799	56,056	35,809
Acquisition expenses	5,242	3,256	10,647	6,633
Total expenses	71,605	46,058	141,583	84,800
Income before equity in income of unconsolidated entities and gain on sale of investment properties:	4,994	7,158	11,682	12,550
Equity in income of unconsolidated entities	29	26	57	58
Gain on sale of investment properties	5,308	—	5,308	—
Net income	10,331	7,184	17,047	12,608
Net income attributable to noncontrolling interests:
Operating Partnership	(314)	(201)	(461)	(374)
Partially owned properties	(159)	(60)	(326)	(377)
Net income attributable to controlling interest	9,858	6,923	16,260	11,857
Preferred distributions	(188)	(437)	(399)	(985)
Net income attributable to common shareholders:	$9,670	$6,486	$15,861	$10,872
Net income per share:
Basic	$0.06	$0.05	$0.11	$0.09
Diluted	$0.06	$0.05	$0.11	$0.09
Weighted average common shares:
Basic	155,366,080	131,481,329	147,221,602	117,092,668
Diluted	161,012,360	135,944,722	151,912,432	121,575,247

Dividends and distributions declared per common share and OP Unit	$0.230	$0.225	$0.455	$0.450

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2017	December 31, 2016
ASSETS
Investment properties:
Land and improvements	$207,034	$189,759
Building and improvements	3,117,371	2,402,643
Tenant improvements	18,561	14,133
Acquired lease intangibles	381,875	301,462
	3,724,841	2,907,997
Accumulated depreciation	(229,633)	(181,785)
Net real estate property	3,495,208	2,726,212
Real estate loans receivable	47,923	39,154
Investment in unconsolidated entity	2,232	2,258
Net real estate investments	3,545,363	2,767,624
Cash and cash equivalents	11,509	15,491
Tenant receivables, net	5,991	9,790
Other assets	103,028	95,187
Total assets	$3,665,891	$2,888,092
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$603,585	$643,742
Notes payable	619,675	224,330
Mortgage debt	173,958	123,083
Accounts payable	5,071	4,423
Dividends and distributions payable	38,381	32,179
Accrued expenses and other liabilities	51,042	42,287
Acquired lease intangibles, net	15,183	9,253
Total liabilities	1,506,895	1,079,297

Redeemable noncontrolling interest – Series A Preferred Units (2016) and partially owned properties	11,967	26,477

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 157,677,566 and 135,966,013 common shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	1,576	1,360
Additional paid-in capital	2,313,443	1,920,644
Accumulated deficit	(252,647)	(197,261)
Accumulated other comprehensive income	12,928	13,708
Total shareholders’ equity	2,075,300	1,738,451
Noncontrolling interests:
Operating Partnership	71,091	43,142
Partially owned properties	638	725
Total noncontrolling interests	71,729	43,867
Total equity	2,147,029	1,782,318
Total liabilities and equity	$3,665,891	$2,888,092

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2017	2016
Net income	$10,331	$7,184
Earnings per share - diluted	$0.06	$0.05

Net income	10,331	7,184
Net income attributable to noncontrolling interests - partially owned properties	(159)	(60)
Preferred distributions	(188)	(437)
Depreciation and amortization expense	28,098	19,778
Depreciation and amortization expense - partially owned properties	(129)	(157)
Gain on the sale of investment property	(5,308)	$—
FFO applicable to common shares and OP Units	$32,645	$26,308
FFO per common share and OP Unit	$0.20	$0.19
Net change in fair value of derivative	4	(27)
Acquisition expenses	5,242	3,256
Normalized FFO applicable to common shares and OP Units	$37,891	$29,537
Normalized FFO per common share and OP Unit	$0.24	$0.22
Normalized FFO applicable to common shares and OP Units	37,891	29,537
Non-cash share compensation expense	1,324	1,156
Straight-line rent adjustments	(2,097)	(4,019)
Amortization of acquired above/below market leases/assumed debt	844	767
Amortization of lease inducements	311	201
Amortization of deferred financing costs	579	499
TI/LC and recurring capital expenditures	(4,865)	(1,423)
Seller master lease and rent abatement payments	244	253
Normalized FAD applicable to common shares and OP Units	$34,231	$26,971

Weighted average number of common shares and OP Units outstanding	161,012,360	135,944,722

	Three Months Ended June 30,
	2017	2016
Net income	$10,331	$7,184
General and administrative	6,249	4,926
Acquisition expenses	5,242	3,256
Depreciation and amortization	28,123	19,799
Interest expense	11,472	4,279
Net change in the fair value of derivative	4	(27)
Loss on sale of investment property	(5,308)	—
NOI	$56,113	$39,417

NOI	$56,113	$39,417
Straight-line rent adjustments	(2,097)	(4,019)
Amortization of acquired above/below market leases	844	826
Amortization of lease inducements	311	201
Seller master lease and rent abatement payments	244	253
Cash NOI	$55,415	$36,678

This press release includes Funds From Operations (FFO), Normalized FFO, Normalized Funds Available For Distribution (FAD), Net Operating Income (NOI), Cash NOI and Same-Store Cash NOI, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with NAREIT definition or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acquisition expenses, acceleration of deferred financing costs, write off contingent consideration, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including its ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash share compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, and recurring capital expenditures related to tenant improvements and leasing commissions, and includes cash payments from seller master leases and rent abatement payments. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.

NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties before general and administrative expenses, acquisition-related expenses, depreciation and amortization expense, interest expense, net change in the fair value of derivative financial instruments, gain or loss on the sale of investment properties, and impairment losses. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of acquired above and below market leases, and other non-cash and normalizing items. Other non-cash and normalizing items include items such as the amortization of lease inducements and payments received from seller master leases and rent abatements. We believe that Cash NOI provides an accurate measure of the operating performance of our operating assets because it excludes certain items that are not associated with management of the properties. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance in the real estate community. Our use of the term Cash NOI may not be comparable to that of other real estate companies as such other companies may have different methodologies for computing this amount.